Exhibit 10.5

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Settlement and Release Agreement”) is made this 15th day of August, 2002 (the “Effective Date”), by and between Enchira Biotechnology Corporation, a Delaware corporation (the “Company”), and Daniel J. Monticello (“Monticello”).

R E C I T A L S

WHEREAS, Monticello and the Company entered into that certain Employment Agreement dated January 31, 1996, as amended by that certain First Amendment to Employment Agreement dated April 10, 1998, as further amended by that certain Second Amendment to Employment Agreement dated April 9, 2001, as further amended by that certain Third Amendment to Employment Agreement dated April 2, 2002, to be effective as of January 1, 2002, and as further amended by that certain Fourth Amendment to Employment Agreement dated August 15, 2002 (collectively, the “Employment Agreement”); and

WHEREAS, Monticello and the Company entered into that certain Settlement and Release Agreement (the “Original Release”) dated May 7, 2002 whereby in exchange for certain retention payments by the Company to Monticello, which Monticello accepted, Monticello agreed to forgo certain severance obligations set forth in his Employment Agreement and further agreed to settle any claims that he may have had with the Company and release the Company from any liability he may claim as of May 7, 2002; and

WHEREAS, concurrently with the execution of the Original Release, the Company paid to Monticello an initial payment of $80,000 and deposited with Southwest Bank of Texas, N.A., a Texas banking corporation, a second payment in the amount of $80,000 to be held in escrow (the “Second Payment”) payable to Monticello under certain conditions as set forth in Section 1B. of the Original Release, including, but not limited to, the execution of this Settlement and Release Agreement; and

WHEREAS, the Company desires to retain Monticello as an employee of the Company, and Monticello desires to remain an employee of the Company.

NOW, THEREFORE, in consideration of the execution, delivery and performance of this Settlement and Release Agreement, and for other good and valuable consideration, the parties hereto intending to be legally bound, mutually agree as follows:

1.             Employment Agreement and Payment.

A.            Employment Agreement.  Notwithstanding Section 1B. of the Original Release which contemplates the termination of the Employment Agreement and Monticello’s resignation as an officer and/or director as conditions to Monticello’s receipt of the Second

Payment, the Company desires to retain Monticello as an officer and/or director of the Company, and Monticello desires to remain an officer and/or director of the Company, in accordance with the terms of his Employment Agreement; provided, however, Monticello agrees to release the Company from any all obligations arising under the Employment Agreement as they relate to payment of severance to Monticello.

B.            Termination of Non-Competition Provisions.  The Company agrees that upon expiration or termination of the Employment Agreement, other than for cause, it will release Monticello from the provisions of Section 5.6 of the Employment Agreement and expressly agrees that Monticello shall be permitted to engage in competitive activities following the date of such termination or expiration; provided, however, that the remaining nondisclosure, inventions and confidentiality provisions of Section 5 of the Employment Agreement shall continue to survive on the terms provided therein and Monticello shall continue to be bound by the terms thereof.

C.            Payment by the Company.  The Company agrees to, and concurrently with the execution of this Settlement and Release Agreement and the Fourth Amendment to Employment Agreement does hereby, pay Monticello a lump sum payment in the amount of the Second Payment, with such interest thereon, if any, in consideration for Monticello’s amendment to the Employment Agreement and for the releases contained herein, among other things.  The Second Payment will be subject to all legally required taxes, deductions and withholdings.  The Second Payment paid under this Settlement and Release Agreement is in lieu and amendment of any other severance benefits that may otherwise be payable to Monticello (including, without limitation, those provided in the Employment Agreement), except for such benefits required to be provided by law.  The consideration represented by the Second Payment is allocated among the waivers and releases contained in this Section 1.C. and Section 2 as follows:  (i) 5% of the Second Payment ($4,000, with any interest thereon) shall be allocated to Monticello’s waiver and release of any claims under the Age Discrimination Employment Act of 1967, as amended, and (ii) the remaining 95% of the Second Payment ($76,000, with any interest thereon) shall be allocated to Monticello’s amendment, waiver and release with respect to the severance benefits payable to Monticello pursuant to the Employment Agreement as provided in this Section 1.C. and all other remaining claims described in Section 2.

2.             Waiver and Release by Monticello.  Monticello hereby waives any and all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities of any kind or character, whether known or hereafter discovered, arising in connection with or otherwise relating to the Employment Agreement and his relationship with the Company, that he has or may have against the Company, its officers, directors, shareholders, agents and employees and the successors and assigns of each, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with the Company (the “Company Released Parties”) of any kind whatsoever, including, but not limited to, allegations of wrongful termination, breach of contract (other than in connection with this Settlement and Release Agreement), intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, invasion of privacy, any action in tort or contract (including any action under the Company’s charter documents), any claims arising under and/or for any alleged violation of any federal, state, or local law (including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq., the Equal Pay Act, 29 U.S.C. § 206; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) 29 U.S.C. § 1001 et seq. (non-vested rights), the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621 et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq., the National Labor Relations Act, 29 U.S.C. §§ 151 et seq., the Family and Medical Leave Act of 1993, 29 U.S.A. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C., § 2101 et seq., the Occupational Safety and Health Act, as amended, the Texas Commission on Human Rights Act, Texas Labor Code § 21.001 et seq., the Texas Payday Act, Texas Labor Code, § 61.01 et seq., the Texas Workers’ Compensation Statute, Texas Labor Code § 451.0001 et seq., and any other employment or civil rights act) and any and all claims for severance pay, bonus payments and, except as provided by law, benefits under any compensation or employee benefit plan, program, policy, contract, agreement or other arrangement of the Company (including the Employment Agreement) occurring prior to the Effective Date hereof, and does hereby release and forever discharge all of the Company Released Parties of and from any and all debts, claims, demands, damages, actions, causes of action, or liabilities of any nature whatsoever arising in connection with or otherwise relating to the Employment Agreement and his relationship with the Company, occurring prior to the Effective Date hereof that Monticello shall or may have against any of the Company Released Parties.

3.             Confidentiality.  Each party agrees to hold and maintain confidential and not disclose to any third party the terms and conditions of this Settlement and Release Agreement including, without limitation, the consideration provided for by this Settlement and Release Agreement; provided, however, that the foregoing shall not apply to any disclosure: (i) that may be required to the extent compelled by legal process, a government agency or court order or otherwise required by applicable laws or regulations, (ii) that may be required to enforce either party’s rights hereunder or (iii) to either party’s attorneys, accountants and other professional advisors to whom disclosure is necessary to accomplish the professional purposes for which such party has consulted such professional advisors.  Each party understands and agrees that in the event such party breaches any of the terms of this Section 3, such party shall be liable to the other party for actual damages suffered by such other party caused by such breach.

4.             Company Representations and Warranties.  The Company has all requisite power, authority (corporate and other) and legal right to execute, deliver, enter into, consummate and perform this Settlement and Release Agreement.  The execution, delivery and performance of this Settlement and Release Agreement by the Company have been duly authorized by all required corporate and other actions.  The Company has duly executed and delivered this Settlement and Release Agreement.  This Settlement and Release Agreement constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally and except that the enforceability of any indemnification provisions contained in this Settlement and Release Agreement may be subject to considerations of public policy.

5.             Effective Date.  Insofar as this Settlement and Release Agreement relates to the waiver and release of any claims under ADEA, such waiver and release will become effective on the next business day following seven (7) days from the date set forth above.  In all other respects, the terms and provisions of this Settlement and Release Agreement, including, without limitation, all other waivers and releases of Monticello contained herein, are effective as of the date set forth above.

6.             Governing Law.  This Settlement and Release Agreement shall be governed by the laws of the State of Texas.

7.             Payment of Legal Fees.  If any party is required to engage in any proceedings, legal or otherwise, to defend or enforce its rights under this Settlement and Release Agreement, such party, if successful, shall be entitled to recover from the other party which is in breach of its duties hereunder, in addition to any other remedy or sums due, the reasonable attorneys’ fees and disbursements and costs of such proceeding incurred in connection therewith.

8.             Counterparts.  This Settlement and Release Agreement may be executed in more than one counterpart, each of which shall be an original, but all of which, taken together, shall be and remain one instrument.

9.             Headings.  The headings of the several sections of this Settlement and Release Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

10.           Severability.  If one or more of the provisions in this Settlement and Release Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

11.           Time for Review; Revocation.  Monticello understands that insofar as it relates to the waiver and release of any claims under the ADEA, he has forty-five (45) days within which to consider this Settlement and Release Agreement and that the portion of this Settlement and Release Agreement relating to the waiver and release of any claims under the ADEA is revocable by him for a period of seven (7) days following the execution of this Settlement and Release Agreement, and if not so revoked, will become effective and enforceable after such period of seven (7) days.

12.           Review by Monticello and Counsel.  Monticello expressly represents and warrants to the Company that he has completely read this Settlement and Release Agreement prior to executing it, has had an opportunity to review it with his counsel, has been offered forty-five (45) days within which to consider this Settlement and Release Agreement and to understand its terms, contents, conditions and effects and has entered into this Settlement and Release Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the parties hereto have caused this Settlement and Release Agreement to be executed as of the day and year set forth above.

ENCHIRA BIOTECHNOLOGY CORPORATION

By:	/s/ Paul G. Brown, III
Name:	Paul G. Brown, III
Title:	President

MONTICELLO

/s/ Daniel J. Monticello
Daniel J. Monticello